EXHIBIT 99.1

[inTEST News Release Letterhead]

inTEST REPORTS SECOND QUARTER 2004 RESULTS

CHERRY HILL, NJ, July 28, 2004 - inTEST Corporation (Nasdaq: INTT), a leading independent designer, manufacturer and marketer of semiconductor automatic test equipment (ATE) interface solutions and temperature management products, today announced results for the quarter ended June 30, 2004.

Net revenues for the quarter ended June 30, 2004 increased 34% to $22.7 million, compared to $17.0 million for the first quarter of 2004. Net income for the second quarter of 2004 was $2.5 million or $0.29 per diluted share, compared to net income of $1.0 million or $0.11 per diluted share for the first quarter of 2004. The Company previously provided guidance for the second quarter of 2004 that it expected revenues would be in the range of $17.5 million to $19.0 million, with pre-tax earnings in the range of $0.07 to $0.14 per diluted share.

Robert E. Matthiessen, President and Chief Executive Officer of inTEST said, "This was a strong quarter for us as market conditions were the best we have seen in a while. In particular, we are benefiting from increased capacity utilization rates and a move towards more advanced technologies we developed during the downturn. We are also benefiting from continued capital spending at many of our customers. Bookings increased 46% to $25.2 million in the second quarter of 2004, compared to $17.3 million for the first quarter of 2004. Importantly, our backlog at the end of the second quarter was $16.2 million, up 17% from $13.9 million at the end of the first quarter of 2004."

Hugh T. Regan, Jr., Treasurer and Chief Financial Officer of inTEST said, "Operationally, we were very pleased this quarter as we continued to achieve significant improvements in our financial results. Our gross margin improved to 45.9% in the second quarter of 2004 from 42.4% in the first quarter of 2004 due to higher sales volumes and our ability to more efficiently leverage our cost structure. Overall, we continue to be confident in our business outlook and believe the current up cycle will continue into 2005. At the same time, the growth rate in our bookings and net revenues in the second quarter was significantly stronger than what we had internally forecast at the end of the first quarter. Based upon current customer forecasts and business conditions, we expect net revenues for the quarter ending September 30, 2004, to be in the range of $19.0 million to $21.0 million, with pre-tax earnings to be in the range of $0.22 to $0.28 per diluted share."

Investor Conference Call / Webcast Details

inTEST will review second quarter results and discuss management's expectations for the third quarter of 2004 and current views of the industry today, July 28, 2004, at 9AM EDT. The conference call will be available at www.intest.com and by telephone at (973) 409-9261. A replay will be available from 12PM EDT on July 28 through midnight on August 4 at www.intest.com and by telephone at (973) 341-3080. The confirmation identification for both the live call and the replay is 4960597.

About inTEST Corporation

inTEST Corporation is a leading independent designer, manufacturer and marketer of ATE interface solutions and temperature management products, which are used by semiconductor manufacturers to perform final testing of integrated circuits (ICs) and wafers. The Company's high-performance products are designed to enable semiconductor manufacturers to improve the speed, reliability, efficiency and profitability of IC test processes. Specific products include positioner and docking hardware products, temperature management systems and customized interface solutions. The Company has established strong relationships with semiconductor manufacturers globally, which it supports through a network of local offices. For more information visit www.intest.com.

CONTACTS:
Hugh T. Regan, Jr., Treasurer and Chief Financial Officer, inTEST Corporation 856-424-6886, ext 201.
David Pasquale, 646-536-7006, or Jim Olecki, 646-536-7021
Both of The Ruth Group, www.TheRuthGroup.com

Forward-Looking Statements:
This press release includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements do not convey historical information, but relate to predicted or potential future events that are based upon management's current expectations. These statements are subject to risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statements. In addition to the factors mentioned in this press release, such risks and uncertainties include, but are not limited to, changes in business conditions and the economy, generally; changes in the demand for semiconductors, generally; changes in the rates of, and timing of, capital expenditures by semiconductor manufacturers; progress of product development programs; increases in raw material and fabrication costs associated with our products; and other risk factors set forth from time to time in our SEC filings, including, but not limited to, our periodic reports on Form 10-K and Form 10-Q. The Company undertakes no obligation to update the information in this press release to reflect events or circumstances after the date hereof or to reflect the occurrence of anticipated or unanticipated events.

(Financials Attached)

SELECTED FINANCIAL DATA
(In thousands, except per share data)

Condensed Consolidated Statements of Operations Data:
	Three Months Ended			Six Months Ended
	6/30/2004	3/31/2004	6/30/2003	6/30/2004	6/30/2003
Net revenues	$22,714	$17,008	$11,269	$39,722	$20,458
Gross margin	10,416	7,211	4,469	17,627	7,458
Operating expenses:
Selling expense	3,358	2,705	2,280	6,063	4,258
Engineering and product development expense	1,841	1,653	1,468	3,494	2,948
General and administrative expense	2,080	1,736	1,528	3,816	2,848
Operating income (loss)	3,137	1,117	(807)	4,254	(2,596)
Other income (expense)	48	6	62	54	97
Earnings (loss) before income taxes	3,185	1,123	(745)	4,308	(2,499)
Income tax expense (benefit)	680	125	(102)	805	(713
Net earnings (loss)	2,505	998	(643)	3,503	(1,786)

Net earnings (loss) per share - basic	$0.30	$0.12	$(0.08)	$0.42	$(0.22)
Weighted average shares outstanding - basic	8,363	8,363	8,325	8,363	8,325

Net earnings (loss) per share - diluted	$0.29	$0.11	$(0.08)	$0.40	$(0.22)
Weighted average shares outstanding - diluted	8,704	8,724	8,325	8,714	8,325

Condensed Consolidated Balance Sheets Data:
	As of:
	6/30/2004	3/31/2004	12/31/2003
Cash and cash equivalents	$ 5,659	$ 6,027	$ 5,116
Trade accounts and notes receivable, net	14,882	10,652	9,183
Inventories	9,774	8,549	7,332
Total current assets	31,483	26,578	22,939
Net property and equipment	4,269	4,283	4,539
Total assets	38,237	33,369	29,977
Accounts payable	6,417	5,250	3,507
Accrued expenses	4,682	3,922	3,391
Total current liabilities	12,156	9,628	7,269
Noncurrent liabilities	69	94	117
Total stockholders' equity	26,012	23,647	22,591